EXHIBIT 99

FOR IMMEDIATE RELEASE

             ELITE PHARMACEUTICALS WINS CONSENT SOLICITATION CONTEST



         Northvale, New Jersey (October 9, 2002) - Elite Pharmaceuticals, Inc. (AMEX: ELI) announced that it defeated the consent solicitation of Harris Freedman, Sharon Will and Michael H. Freedman and their affiliates (the Freedman Group). The Freedman Group had sought to remove all of the Company's independent directors and replace them with their own hand-picked nominees - themselves. The Freedman Group's solicitation was opposed by the Company, and Institutional Shareholder Services, Inc., widely recognized as the nation's leading independent proxy advisory firm, recommended that stockholders oppose it as well.

         Commenting on the defeat of the Freedman Group, Dr. Atul M. Mehta, Chief Executive Officer of Elite, said: "We are very pleased that a majority of our stockholders recognized that the Freedman Group's proposals were not in the best interests of all of the Company's stockholders. While the Freedman Group apparently intends to engage the Company in a proxy contest for the election of directors at its upcoming annual meeting of stockholders, we continue to believe that the current Board is more qualified than the Freedman Group's hand-picked slate consisting of themselves to lead the Company in its continuing growth and development."

         Stockholders who would like additional information should call Georgeson Shareholder Communications Inc. at (866)-297-1267.

FOR FURTHER INFORMATION, CONTACT:

Jonathan Fassberg of The Trout Group
Phone:  (212) 477-9007 Ext. 16


Source:  Elite Pharmaceuticals, Inc.
Website:  http://www.elitepharma.com